Exhibit 99.1

FOR IMMEDIATE RELEASE

U.S. Department of Transportation Issues Final Order in

FedEx Express Airline Stabilization Act Proceeding

Company Will Challenge Order

Second Quarter Earnings Guidance Reaffirmed

MEMPHIS, Tenn., November 12, 2004 … FedEx Corporation (NYSE: FDX) today announced that the United States Department of Transportation (D.O.T.) has issued a final order in its administrative review of the FedEx Express claim for compensation under the Air Transportation Safety and System Stabilization Act.  Under their interpretation of the Act, the D.O.T. determined that FedEx Express is entitled to $72 million of compensation under the Act, an increase of $3 million from its initial determination.  Because FedEx Express had previously received $101 million under the Act, the D.O.T. has demanded repayment of $29 million.

While FedEx Express will vigorously contest this determination judicially and will continue to aggressively pursue its compensation claim, it can no longer conclude that collection of the entire $119 million recorded in fiscal 2002 is probable.  Accordingly, the company will record a charge of $48 million in its fiscal second quarter, representing repayment of $29 million to the D.O.T. and the write-off of a $19 million receivable.  Should any additional amounts ultimately be recovered by FedEx Express on this matter, they will be recognized in the period that they are realized.

FedEx Corp. still expects second quarter earnings of $1.10 to $1.20 per diluted share.

BACKGROUND NOTE:  The Air Transportation Safety and System Stabilization Act provided financial relief to U.S. air carriers impacted by the events of September 11, 2001.

FedEx Corp. provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services.  With annual revenues of

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$26 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand.  Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 240,000 employees and contractors to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. For more information, visit fedex.com.

Certain statements in this press release may be considered forward-looking statements, such as statements relating to management’s views with respect to future events and financial performance.  Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, any impacts on our business resulting from the duration and magnitude of the U.S. domestic economic recovery, new U.S. domestic or international government regulation, the impact from any terrorist activities or international conflicts, our ability to effectively operate, integrate and leverage the FedEx Kinko’s business, the impact of changes in fuel prices and currency exchange rates, our ability to match capacity to shifting volume levels, the timing and amount of any money that FedEx is entitled to receive under the Air Transportation Safety and System Stabilization Act and other factors which can be found in FedEx Corp.’s and its subsidiaries’ press releases and filings with the SEC.

Media Contacts:  Jess Bunn 901-818-7463 or Kristin Krause 202-218-3808

Investor Contact:  Jim Clippard 901-818-7468

Home Page:  fedex.com